Exhibit 10.28

                              AVID TECHNOLOGY, INC.
                      1998 PROFIT SHARING PLAN DESCRIPTION




PURPOSE OF THE PLAN

The purpose of the Profit Sharing Plan is to reward all Avid employees for improving Company performance as measured by Return on Invested Capital (ROIC).


ELIGIBILITY TO PARTICIPATE IN THE PLAN

All regular Avid employees who are not already covered by a sales commission plan or the Executive Variable Compensation Plan are eligible to participate. Employees hired after January 1, 1998 but before October 1, 1998 are eligible to participate on a prorated basis. Employees hired on or after October 1, 1998 will be eligible to participate in the Plan beginning January 1, 1999. Temporary employees are excluded from the Plan. However, if a temporary employee transfers to a regular position prior to October 1, 1998, he/she will participate on a prorated basis. Rehires will be treated as new employees under the Plan.


OPERATION OF THE PLAN

At target performance the Plan pays a percentage of the 1998 base salary which has been paid to participants during the year while a Plan participant. This includes vacation, personal time, sick time, and holiday time BUT NOT overtime, shift differential, or other premium pay. The Plan pays more for performance above target.

Performance is measured by Avid's 1998 ROIC. In 1998 Avid's ROIC performance will be evaluated against a peer group of other publicly-traded high technology companies. The Standard & Poor's High Technology Composite will comprise this peer group. The 1998 Plan target award is set at a percentile ROIC of the peer group selected by the Board of Directors.

WHAT IS ROIC?

ROIC is calculated as shown below:

                             OPERATING INCOME
          ROIC = --------------------------------------------------
                  Total Non-Cash Assets MINUS Interest-Bearing Debt

Operating Income (the numerator) is defined as profit from operations.

Invested Capital (the denominator) is defined as total assets less cash and debt.


CHANGES IN STATUS

Individual awards will be prorated under the following circumstances:

      1) Any salary changes throughout the year are automatically prorated since Profit Sharing is calculated on the actual base salary paid during 1998.

      2) If a participant is hired after January 1, his/her Profit Sharing will be automatically prorated for that portion of the fiscal year worked for Avid since it will be calculated on actual base salary paid during 1998. For example, if the participant is hired July 1, 1998, his/her Profit Sharing will be based on a half a year's base salary.

      3) If a participant transfers from a temporary to a regular position before October 1, 1998, his/her Profit Sharing will be calculated on the base salary paid after transferring to the regular position.

      4) If a participant is on an approved leave of absence for a portion of 1998, his/her Profit Sharing will be calculated on the base salary paid during the year. This has the effect of prorating the award for any portion of the leave which was unpaid.

      5) If a participant becomes disabled and qualifies for benefits under Avid's long-term disability plan, his/her Profit Sharing award will be calculated on the base salary paid while on the Avid payroll as an employee.

      6) If a participant is laid off by Avid, the Profit Sharing award will be calculated on the base salary paid through the effective employment termination date. In this case, the payout may not exceed 100% of the prorated target award.

      7) If a participant dies while in Avid employment, the Profit Sharing award will be calculated on the base salary paid prior to date of death. The award will be paid to the surviving spouse, or if none, to the estate.

TIMING OF PLAN PAYOUT

The Plan payout will be determined after audited financial results for 1998 are determined and publicly released, near the end of January 1999. Plan payout is expected to occur in February. Employees must be employed by Avid at the time of actual Plan payout to receive their Plan award, unless eligible for a prorated award as described above. Employees who are on approved leave of absence at the time of actual Plan payout will be considered to be employed for this purpose.

CHANGES TO THE PLAN

The Company reserves the right at its sole discretion to modify, amend, revoke, or suspend the Plan at any time

This is a Plan summary and is not intended to be and shall not be interpreted as an employment contract.

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